Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet System Receives Category I

CPT Codes and Reimbursement Rates

Company Expects Broadened Physician Adoption and Expanded Payor Relationships

Conshohocken, PA – (Business Wire) – October 31, 2008 – CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today announced that the Centers for Medicare and Medicaid Services (“CMS”) has established reimbursement rates that cover the CardioNet System.  The reimbursement rates are applicable to the Category I CPT codes established by the American Medical Association (“AMA”) and published on October 10, 2008 for Mobile Cardiovascular Telemetry.  The codes and rates are contained in The Medicare Program Final Rule for the calendar year 2009 and will become effective on January 1, 2009.

The 2009 national reimbursement rate for the technical component related to use of the CardioNet System (CPT code 93229) has been carrier priced, meaning, similar to today, Highmark Medicare Services will continue to be responsible for the reimbursement rate for this new code.  The current technical reimbursement rate established by Highmark Medicare Services is $1,123.  The Company believes that the current technical reimbursement rate will positively impact its growth prospects for 2009 and beyond.

Arie Cohen, President and CEO, commented: “The establishment of these Category I codes and reimbursement rates are breakthrough events for CardioNet.  The codes and rates will positively impact a number of important components of our business and significantly enhance our ability to accelerate market penetration of the CardioNet System.  A Category I CPT code, along with reimbursement, provides strong validation of our system for commercial payors that do not currently cover the CardioNet System, while also creating a simplified and stable reimbursement environment for physicians.  We believe this will result in broadened physician use and expanded commercial payor coverage of our system, solidifying its foundation for future growth.”

The new billing codes will allow for automated claims adjudication, substantially simplifying the reimbursement process for physicians and payors compared to the current process.  Reimbursement is currently obtained through non-specific billing codes which require various narratives that, in most cases, involve semi-automated or manual processing, as well as additional review by payors.

The new Category I CPT codes, which were established by the AMA for the professional and technical components associated with the CardioNet System, are:

•

CPT code 93228 – Wearable mobile cardiovascular telemetry with electrocardiographic recording, concurrent computerized real time data analysis and greater than 24 hours of accessible ECG data storage (retrievable with query) with ECG triggered and patient selected events transmitted to a remote attended surveillance center for up to 30 days; physician review and interpretation with report

•	CPT code 93229 – Technical support for connection and patient instructions for use, attended surveillance, analysis and physician prescribed transmission of daily and emergent data reports

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K or 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.